Exhibit 10.2





                      EXECUTIVE EMPLOYMENT AGREEMENT

                                 BETWEEN

                           MOVIE GALLERY US, LLC

                                   AND

                               MARK S. LOYD

                                  DATED

                              JULY 18, 2006




                             TABLE OF CONTENTS

                       EXECUTIVE EMPLOYMENT AGREEMENT


    PARAGRAPH                                                          PAGE NO.
    ---------                                                          --------
	1.	Background                                                3
	2.	Definitions                                               3
	3.	Employment                                                6
	4.	Responsibilities                                          6
	5.	Stock Compensation and Benefits; Reimbursements	      	  7
	6.	Term; Termination			         	  8
	7.	Proprietary Information                                   9
	8.	Covenant Not To Compete			                 10
	9.	Non-Disparagement					 10
       10.	Injunctive Relief					 11
       11.	Severability						 11
       12.	Arbitration						 11
       13.	Attorneys' Fees						 11
       14.	Headings						 11
       15.	Notices							 11
       16.	General Provisions					 12
       17.	Entire Agreement					 12


                        EXECUTIVE EMPLOYMENT AGREEMENT


This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 18th day of July, 2006 by and between MOVIE GALLERY US, LLC, a Delaware limited liability company, with its principal offices at 900 West Main Street, Dothan, Alabama 36301 (the "Company"), and MARK S. LOYD ("Employee"), whose address is 6 Twin Oaks Lane, Dothan, Alabama 36303, and shall be effective on the Effective Date, as defined below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereto, the parties do hereby covenant and agree as follows:

1.  Background.

A. The Company is engaged in the Home Entertainment Business (as hereinafter defined).

B. The Company desires to secure and retain the services of Employee in the office of Executive Vice President and Chief Merchandising Officer and such services are considered by the Company to be valuable with regard to the Home Entertainment Business.

C. Employee is currently employed with the Company and desires to continue his employment with the Company, subject to and in accordance with the terms and conditions set forth herein.

2.  Definitions.

As used in this Agreement, the following terms shall have the meaning as set forth below, and the parties hereto agree to be bound by the provisions hereof:

A. Area means the geographic area of the United States, Canada and Mexico, and such other geographic areas in which operations are performed, supervised, or assisted in by Employee on behalf of the Company or in which the Company operates, both as of the date hereof and as are anticipated to be conducted throughout the Term.

B.   Board of Directors means the Board of Directors of the Company.

C.  Change of Control means the occurrence of any of the following events:

(i) Merger or consolidation where the Company is not the consolidated, continuing or surviving company, and the surviving or resulting company does not expressly agree to be bound by and have the benefits of the provisions of this Agreement, Employee's corporate position is eliminated, or the scope of Employee's position or responsibilities is materially changed;

(ii) Transfer of all or substantially all of the assets or stock of the Company, and the transferee of the Company's assets or stock does not expressly agree to be bound by and have the benefits of the provisions of this Agreement, Employee's corporate position is eliminated, or the scope of Employee's position or responsibilities is materially changed; or

(iii) Change in control of Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date thereof, and any person or persons acting in concert (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial holder directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power of Company's then outstanding securities, and the Employee's corporate position is eliminated, or the scope of Employee's position or responsibilities is materially changed.

D. Chief Executive Officer means the Chief Executive Officer of the Company from time to time.

E. Company means Movie Gallery US, LLC, its parent corporation, Movie Gallery, Inc., and their respective subsidiaries and successors.

F. Constructive Termination means a termination of this Agreement resulting from any material breach by the Company of its obligations under this Agreement which breach is not cured within thirty (30) days after receipt of notice by the Company from Employee specifying the nature of the breach, which breach shall include, but shall not be limited to, (a) removal of Employee during the Term, other than removal as a result of a Termination With Cause or a Voluntary Termination, as Executive Vice President and Chief Merchandising Officer of the Company or any material change by the Company in the functions, duties or responsibilities of Employee during the Term from those in which Employee was engaged as Executive Vice President and Chief Merchandising Officer of the Company on the Effective Date, without the consent of Employee, (b) a material, non-voluntary reduction in Employee's Base Salary and eligibility for bonus amounts, or (c) the occurrence of a Change of Control. Notwithstanding the foregoing, a Constructive Termination shall occur only (A) after the Company's failure to cure a breach of its obligations under this Agreement, as specified above, within thirty (30) days after its receipt of notice of such breach from Employee, and further receipt by the Company of notice from Employee specifying that the Company has failed to cure such breach and that an event of Constructive Termination has occurred, and (B) if Employee provides the initial notice of breach to the Company within sixty (60) days after the date of the event giving rise to such breach.

G.  Effective Date means July 18, 2006.

H. Home Entertainment Business means the business of renting and/or selling movies, games and other entertainment content, whether delivered, provided and/or displayed via a physical retail store, kiosk or vending machine, data transmission, the Internet, direct mail, or through any other form of display or delivery system (whether now know or developed hereafter, whether such system involves the delivery of a physical or tangible object and including any other technological evolutions thereof).

I.  Initial Term means the basic term of this Agreement, which shall be twelve
(12) months, beginning on the Effective Date and ending on the date which is twelve (12) months following the Effective Date.

J. Permanent Disability means a physical or mental condition which renders Employee incapable of performing his regular duties hereunder for a period of one hundred twenty (120) consecutive days. In the event of any disagreement between Employee and the Company as to whether Employee is suffering from Permanent Disability, the determination of Employee's Permanent Disability shall be made by one or more board certified licensed physicians practicing the specialty of medicine applicable to Employee's disorder in accordance with the provisions of this Subsection J. If either the Company or Employee desires to initiate the procedure provided in this Section, such party (the "Initiating Party") shall deliver written notice to the other party (the "Responding Party") in accordance with the provisions of this Agreement specifying that the Initiating Party desires to proceed with a medical examination and the procedures specified in this Section. Such notice shall include the name, address and telephone number of the physician selected by the Initiating party (the "Disability Examination Notice"). If the Responding Party fails within thirty (30) days after the receipt of the Disability Examination Notice to designate a physician meeting the standards specified herein, the physician designated by the Initiating Party in the Disability Examination Notice shall make the determination of Permanent Disability as provided in this Section. If the Responding Party by written notice notifies the Initiating Party within thirty (30) days of the receipt by the Responding Party of the Disability Examination Notice by notice specifying the physician selected by the Responding Party for purposes of this Section, then each of the two physicians as so designated by the respective parties shall each examine Employee. Examinations shall be made by each such physician within thirty (30) days of such physician's respective designation. Each physician shall render a written report as to whether Employee is, in such physician's opinion, suffering Permanent Disability. If the two physicians agree on the status of Employee for purposes of this Section, such determination shall be conclusive and dispositive for all purposes of this Section. If the two physicians cannot agree, the two physicians shall jointly select a third physician meeting the standards specified in this Section within thirty (30) days after the later report of the two physicians is submitted. The third physician shall render a written report on the status of Employee within thirty (30) days of selection and such report shall be dispositive for purposes of this Section. For purposes of this Subsection J, Employee agrees that he shall promptly submit to such examinations and tests as such physicians shall reasonably request for purposes of making a determination of Permanent Disability as provided herein. Failure or refusal of the Company to designate a licensed physician to make a determination of Permanent Disability as required in accordance with this Section or of Employee to submit to the examination as required by this Section shall constitute a conclusive admission by the Company or Employee, as appropriate, that Employee is suffering from a Permanent Disability as provided herein.

K. Renewal Term means the period, if any, following the Initial Term during which the Agreement is extended as set forth in Section 6B.

L.   Severance Amount shall have the meaning as set forth in Section 5C.

M.  Term means the Initial Term and any Renewal Term.

N. Termination Date means the following: (a) with respect to Termination With Cause, the date the Company notifies Employee of the actions giving rise to such termination and the termination of this Agreement based thereon; (b) with respect to the death of Employee, the date of his death; (c) with respect to Termination Without Cause, the date on which the Company gives Employee notice of Termination Without Cause; (d) with respect to Voluntary Termination, the date on which Employee unilaterally terminates his employment relationship with the Company; (e) with respect to the Permanent Disability of Employee, the date Employee is determined to be suffering from Permanent Disability, as provided in Subsection 2J; and (f) with respect to Constructive Termination, the date on which Constructive Termination occurs as provided in Subsection 2F.

O. Termination With Cause means the termination of this Agreement and the employment relationship of Employee with the Company, only for the following:

(i)  Theft or embezzlement with regard to material property of the Company;

(ii)  Criminal conviction punishable by imprisonment;

(iii) Material breach by Employee of any of his duties or obligations under this Agreement; or

(iv)  Gross insubordination.

P. Termination Without Cause means a termination by the Company of this Agreement and the employment relationship of Employee with the Company during the Term which is not a Termination With Cause, a Voluntary Termination or a Constructive Termination, including the expiration of the Term as a result of the Company electing not to renew this Agreement at the end of the Initial Term or any Renewal Term.

Q. Triggering Event means (i) a termination of Employee's employment by the Company during the Term due to a Termination Without Cause or (ii) a Constructive Termination of Employee's employment with the Company.

R. Voluntary Termination means unilateral termination by Employee of his employment with the Company prior to the end of the Term and in the absence of a Triggering Event, or as a result of Employee electing not to renew this Agreement at the end of the Initial Term or any Renewal Term. Notice by Employee to the Company of a breach by the Company of its obligations under this Agreement pursuant to Section 2F shall not constitute a Voluntary Termination for purposes of this Agreement.

3. Employment. The Company agrees to employ Employee in the office of Executive Vice President and Chief Merchandising Officer of the Company for the Term, and Employee agrees to accept such employment and office upon the terms and conditions set forth herein.

4. Responsibilities. Pursuant to this Agreement, Employee shall have the responsibilities, perform the duties, and exercise the powers as Executive Vice President and Chief Merchandising Officer of the Company or as designated, assigned or set forth by the Chief Executive Officer or Board of Directors and consistent with the responsibilities, duties and powers exercised by Employee as Executive Vice President and Chief Merchandising Officer of the Company as of the Effective Date and such other duties as may be assigned from time to time by the Chief Executive Officer or Board of Directors. The Employee agrees to devote his full time and efforts to the performance of his duties as Executive Vice President and Chief Merchandising Officer of the Company. The Employee agrees that he will not engage in any other gainful occupation during the term of this Agreement, without the prior written consent of the Company. Nothing contained herein shall be construed, however, to prevent the Employee from personal business, charitable and professional activities, from trading, for his own account and benefit, in stocks, bonds, securities, real estate, commodities, or other forms of investments. Employee agrees to comply with the Company's policies, rules and regulations as determined by the Company and shall uphold his fiduciary obligations to the Company at all times.

5. Compensation and Benefits; Reimbursements. The Company shall pay, and Employee agrees to accept, as partial compensation for services to be rendered hereunder during the Term, the remuneration described below:

A. Annual Salary. The Company shall pay Employee a base annual salary as of the Effective Date of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) per year ("Base Salary"), subject to such increases as the Board of Directors in its sole discretion deems appropriate in accordance with the Company's customary procedures regarding the salaries of its executive officers. The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than monthly.

B. Bonuses. During the Term, Employee shall be entitled to participate in the Company's executive officer bonus program, as amended from time to time by the Board of Directors. During the Term, Employee shall be entitled to participate in other incentive and/or bonus, cash and equity compensation plans of the Company which provide benefits to senior officers, as determined by the Board of Directors of the Company.
C.  Severance Payments.

(i) Upon the occurrence of a Triggering Event, Employee shall be deemed to have earned the Severance Amount, as defined below, on the effective date of the Triggering Event. The obligation of the Company under this Subsection 5C(i) shall take the place of any other obligations of the Company under this
Section 5 to pay to Employee for the balance of the Term Employee's then Base Salary pursuant to Subsection 5A.

(ii) For purposes of this Agreement, the term Severance Amount shall mean the following: (a) if a Triggering Event occurs as a result of a Constructive Termination in connection with a Change of Control, the Severance Amount shall be an amount equal to one and one half (11/2) times Employee's Base Salary; (b) if a Triggering Event (other than a Constructive Termination in connection with a Change of Control) occurs within one hundred eighty (180) days prior or subsequent to the date of a Change of Control, or is in any way related to, results from, arises out of, or is in connection with a Change of Control, the Severance Amount shall be an amount equal to one and one-half (11/2) times Employee's Base Salary; or (c) if a Triggering Event otherwise occurs, the Severance Amount shall be an amount equal to one (1) times Employee's Base Salary.

(iii) If the Severance Amount payable pursuant to this Section is an amount equal to one and one-half (11/2) times Employee's Base Salary, then the Severance Amount shall be paid within thirty (30) days of the date of the Triggering Event. Otherwise, the Severance Amount payable pursuant to this Section shall be paid over the twelve (12) month period following the Triggering Event according to the Company's payroll practices and procedures in effect at the time of the Triggering Event.

(iv) Upon the occurrence of a Triggering Event, any and all stock options to purchase shares of the Company's Common Stock which are held by Employee shall become one hundred percent (100%) vested and immediately exercisable as of the date of such Triggering Event, and shall be exercisable by the Employee over the balance of the remaining stated term of such stock options (which term shall be the term applicable to the Employee in the absence of termination of employment), notwithstanding any provision contained in the stock option agreement to the contrary.

D.  Insurance and Benefits; Reimbursements.

(i) Employee shall be entitled to participate in or receive benefits under all employee and executive benefit plans or arrangements and perquisites of employment, including, without limitation, plans or arrangements providing for health and disability insurance coverage, life insurance for the benefit of Employee's beneficiaries, deferred compensation and pension benefits, and personal financial, investment, legal or tax advice, all at the highest level that is available through the Company to other senior officers of the Company subject to the same terms and conditions as apply to such other senior officers.

(ii) Employee shall be entitled to all holidays recognized by the Company and vacation time for not less than three (3) weeks per year plus such additional time as is available under the vacation policy of the Company in effect for senior officers with continuing payment of all compensation as set forth herein.

(iii) Employee shall be reimbursed by the Company for all reasonable expenses incurred by Employee in connection with the performance of his duties and responsibilities, subject to, or in accordance with, the then current reimbursement policies of the Company.

(iv) Nothing paid to Employee under any plan, arrangement or perquisite presently in effect or made available in the future shall be deemed to be in lieu of the salary and other compensation or payments paid or payable to Employee under this Agreement.

(v) In the event of a termination of Employee's employment with the Company as a result of or in connection with a Triggering Event, and Employee elects under COBRA to continue his group health coverage, then for a twelve (12) month period following the Termination Date, the Company shall pay Employee (on a monthly basis) an amount equal to the actual premium cost to Employee for the portion of such continuation coverage (if any) that was being paid by the Company at the time of such termination.

6.  Term; Termination.

A. This Agreement will commence on the Effective Date and shall continue during the Initial Term.

B. In addition to the Initial Term, this Agreement shall be renewed for additional one (1) year periods (the "Renewal"), ad infinitum, unless either party gives notice of non-renewal at least thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Term.

C. During the Term, the Company or Employee may terminate this Agreement, subject to the terms, conditions and obligations hereof, by any of the following events:

(i) Mutual written agreement expressed in a single document signed by both the Company and Employee;

(ii)  Voluntary Termination by Employee;

(iii) Death of Employee;

(iv) Termination Without Cause;

(v)  Termination With Cause;

(vi) Constructive Termination; or

(vii) Permanent Disability.

D. The obligations of Employee under Sections 7, 8 and 9 shall survive termination or expiration of this Agreement. The obligations of the Company under Section 5 that by their terms are to be paid or to continue after termination of this Agreement shall also survive such termination.

7.  Proprietary Information.

A. Employee acknowledges and agrees that during his employment with the Company, prior to and subsequent to the date of this Agreement, Employee has had and will continue to have access to certain confidential and proprietary information of the Company, including:

(i) information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (hereinafter "Trade Secrets" or "Trade Secret"); or

(ii) information which does not rise to the level of a Trade Secret, but is valuable to the Company and provided in confidence to Employee (hereinafter "Confidential Information").

B. Employee acknowledges and agrees with respect to Trade Secrets and Confidential Information provided to or obtained by Employee, prior to or subsequent to the date of this Agreement (hereinafter collectively the "Proprietary Information"):

(i) that the Proprietary Information is and shall remain the exclusive property of the Company;

(ii) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations under this Agreement;

(iii) to return the Proprietary Information, and any copies thereof, in his possession or under his control, to the Company upon request of the Company, or expiration or termination of this Agreement for any reason; and

(iv) to hold the Proprietary Information in confidence and not to copy, publish, or disclose to others or allow any other party to copy, publish, or disclose to in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company.

C. The obligations and restrictions set forth in this Section 7 shall survive expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

(i) as to Trade Secrets, for so long as such information remains subject to protection under applicable law;

(ii) as to Confidential Information, for a period of five (5) years after expiration or termination of this Agreement for any reason.

8. Covenant Not To Compete. Employee hereby agrees that during the term hereof, and for a period of one (1) year from the date of expiration or termination of this Agreement for any reason, and within the Area, Employee will not:

A. compete with the Company in the Home Entertainment Business, or engage in or carry on the Home Entertainment Business, directly or indirectly, through any person or entity, or in any capacity, including, without limitation, agent, lender, trustee, consultant, shareholder, director, officer, employee, or partner;

B. be employed by, or perform any services as employee, consultant, or otherwise for, any person, firm, partnership, joint venture, corporation or other entity that competes with the Company in the Home Entertainment Business, or that is engaged in the Home Entertainment Business within the Area;

C. employ, solicit for employment, or advise or recommend to any other person or entity that such person or entity employ, or solicit for employment, any employee of the Company; or

D. deal with, invest in (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly traded corporation having assets in excess of $100,000,000.00), lend money to, guarantee loans of, make gifts to, advise, or by any other means assist any other person or entity that competes with the Company, or that is engaged in the Home Entertainment Business within the Area.

9. Non-Disparagement. During the Term and for a period of one (1) year from the date of expiration or termination of this Agreement for any reason, Employee shall maintain a professional manner, and shall avoid and refrain from:
(i) making any disparaging or derogatory remarks or comments about the Company, or any of its employees, officers, directors, stockholders, members, representatives or agents; or (ii) engaging in any other conduct which is likely to disparage the Company, or any of its employees, officers, directors, stockholders, members, representatives or agents, or otherwise damage, jeopardize or be prejudicial to any business, professional or personal relationship, interests or reputation of the Company, or any of its employees, officers, directors, stockholders, members, representatives or agents.

10. Injunctive Relief. Employee acknowledges and agrees that any breach by Employee of his obligations under Section 7, Section 8 or Section 9 of this Agreement will cause irreparable harm to the Company and agrees to the entry of a temporary restraining order and permanent injunction by any court of competent jurisdiction to prevent breach or further breach thereof, in addition to any other remedy available to the Company at law or in equity.

11. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, such holdings shall not affect the enforceability of any other provision of this Agreement, and all other provisions shall continue in full force and effect.

12. Arbitration. Except as set forth in section 10 above, all disputes between the parties hereto arising out of, or relating to, this Agreement shall be settled and determined to final resolution by arbitration. Any such arbitration shall be held in Dothan, Alabama, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. There shall be one arbitrator, as shall be agreed upon by the parties. In the absence of such agreement, each party in the dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association at the request of the parties in dispute. All of the arbitrators shall be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. The arbitrator(s) shall be instructed to manage the arbitration to a prompt resolution. Judgment upon any award obtained in such proceedings may be entered in any court having jurisdiction over the subject matter of the proceedings. All arbitration costs shall be paid by the non-prevailing party. The parties agree to be bound by the decision and award of the arbitrator or arbitrators.

13. Attorneys' Fees. If any arbitration, legal action or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the prevailing party as determined through arbitration or final judgment of a court of competent jurisdiction (which arbitration or judgment is not subject to further appeal due to the passage of time or otherwise) shall be entitled to reimbursement from the other party for reasonable attorneys' fees and expenses incurred by the prevailing party in connection with the resolution of the dispute.

14. Headings. The headings of the several paragraphs in this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

15. Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) delivered personally; (ii) mailed by certified mail, return receipt requested, with proper postage prepaid; or (iii) delivered by recognized courier contracting for same day or next day delivery with signed receipt acknowledgment to the Company at its principal offices, or to Employee at the address last shown on the records of the Company, or at such other address as the parties hereto may have last designated by notice to the other party. Any item delivered personally or by recognized courier contracting for same day or next day delivery shall be deemed delivered on the date of delivery. Any item mailed shall be deemed to have been delivered on the date evidenced on the return receipt.

16. General Provisions. This Agreement shall be governed by and construed under the laws of the State of Alabama, without giving effect to its conflict of law principles. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Neither party may assign his or its rights and obligations under this Agreement to any other party.

17. Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and except as otherwise provided in this Agreement, supersedes and cancels all previous and contemporaneous written and oral agreements, including all prior employment agreements between the Company and Employee and amendments thereto. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party to be bound.

                          [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.


                                             COMPANY:
ATTEST:                                      MOVIE GALLERY US, LLC

/s/ Jeff Gordon                              By: /s/ S. Page Todd
-------------------------                        ----------------
Assistant Secretary                              S. Page Todd
                                             Its:  Executive Vice
                                                   President
                                             Date: 07/18/2006


                                             EMPLOYEE:

/s/ CJ Parrish                               /s/ Mark S. Loyd
-------------------                          ----------------------
Witness				             Mark S. Loyd
                                             Date: 07/18/2006










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